EXHIBIT 23.6



                    CONSENT OF SBC WARBURG DILLON READ INC.


     We hereby consent to the use of Annex C containing our opinion letter dated March 26, 1998 to the Board of Directors of Aviation Sales Company (the "Company") in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed combination of the Company and Whitehall Corporation and to the references to our firm in such Proxy Statement/ Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        SBC WARBURG DILLON READ INC.



                                        By: /s/ SBC Warburg Dillon Read Inc.


New York, New York
April 27, 1998